Exhibit 10.1

February 25th, 2004

Hector W. Alila, D.V.M., Ph.D.
1268 Turnbury Lane
North Wales, PA 19454

Dear Hector:

Protalex is pleased to make you the following offer of employment. We will employ you as our Senior Vice President of Drug Development. You are to report directly to me as the Company’s Chief Executive Officer. This position is effective March 1st, 2004.

As compensation for your services, you will be paid an annualized salary of $170,000, payable in accordance with our customary payroll practices. Additionally, upon your acceptance of this letter, the Board of Directors will authorize the granting to you of options to acquire 150,000 shares of our common stock. The exercise price of these options will be 85% of the fair market value of our common stock on the date of grant. These options will vest over a period of four (4) years consistent with the provisions of our Employee Stock Option Plan and its related agreements. The first 25% installment will vest six (6) months following your acceptance of this letter and will be retroactive to the date of hire. The options will have a 10-year term.

Additionally, upon and in consideration for your acceptance of this letter, you will receive 50,000 shares of the common stock of the Company and $10,000.

Either you or Protalex may terminate your employment at any time on notice to the other, with or without cause; provided, however, that if Protalex terminates your employment without cause, Protalex will pay you monthly 1/12th of the your base salary in effect on the date of such termination (the “Severance Payments”) for a period of not more than 12 months, with the first payment being made on the 30th day following the date such termination, and with each subsequent payment being made on the same day of each successive month.

Notwithstanding the foregoing, the Severance Payments shall terminate in the event that you secure new employment with a base salary equal to or greater than your base salary with the Company in effect as of the date of termination. The Severance Payments will also terminate if you enter into direct or indirect competition with the Company. If you accept new employment with a base salary less than your base salary in effect as of the date of termination and the severance period has not expired, the Company, in lieu of the remaining Severance Payments to be made, shall pay you the difference between the total amount of the remaining Severance Payments due and the total amount of your new salary payable during the remaining applicable severance period.

In addition to your cash compensation and options as described above, during your employment with the Company, you will be entitled to participate in any life, health, accident, disability, or hospitalization insurance plans, pension plans, or retirement plans as the Board of Directors makes available to the executive employees of Protalex as a group.

Should a change of control occur, the terms of this agreement shall remain in effect.

Within one week following your acceptance of this letter, you agree that you will sign Protalex’s standard form of non-disclosure and invention assignment agreement, a copy of which has been provided to you.

If this offer of employment is acceptable to you, please sign the enclosed copy of this letter in the space provided below for your signature and return it to us.

Very truly yours,

PROTALEX, INC.

By:  /s/ Steven H. Kane
      Steven H. Kane,
        Chief Executive Officer

Accepted and approved:

/s/ Hector W. Alila
Hector W. Alila, D.V.M., Ph.D.